Exhibit 99.8.58

FORM N-4, ITEM 24(b)(8.58)

Form of Shareholder Services Agreement between American United Life

Insurance Company, OneAmerica Securities, Inc. and Managers Distributors, Inc.

SHAREHOLDER SERVICES AGREEMENT

THIS SHAREHOLDER SERVICES AGREEMENT (this “Agreement”) is made and entered into as of September 27,2010 by and among American United Life Insurance Company and OneAmerica Securities, Inc. (collectively referred to as “Service Provider”), Managers Investment Group LLC (the “Company”), an investment adviser registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”), and, with respect to Sections 5(d), 6(d) and 11(b) of this Agreement only, Managers Distributors, Inc. (“MDI”), a broker-dealer registered with the SEC under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) arid a member of the Financial Industry Regulatory Authority (“FINRA”).

WHEREAS, Service Provider desires to make available for purchase by its customers shares of one or more of the funds identified in Attachment A attached hereto (each, a “Fund” and together, the “Funds”), each of which is a series of a Massachusetts business trust (the “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Such Attachment A may be amended, in writing, from time to time by the parties hereto; and

WHEREAS, Service Provider may have been requested by the sponsors ·of qualified employee benefit plans (the “Plans” or individually, the “Plan”, and together with Service Provider’s other customers, the “Customers”) to offer as investment options under such Plans shares of one or more of the Funds and to provide record keeping and related administrative services on behalf of such Plans to the participants under such Plans (the “Participants” or individually, the “Participant”), including daily valuation and aggregating and processing of orders for investment and reinvestment of assets in the various investment options available under the Plans; and

WHEREAS, on the terms and conditions hereinafter set forth, the parties desire to make shares of the Funds available to Customers and Participants and to retain Service Provider to perform certain administrative services on behalf of the Funds, and Service Provider is willing and able to furnish such services;

NOW, THEREFORE, Service Provider and the Company agree as follows:

1.             Transactions in the Funds. Subject to the terms and conditions of this Agreement, the Company will make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Customers at the appropriate offering price and applicable minimal initial and subsequent purchase requirements applicable to each order, and in accordance with all other terms and conditions applicable to transactions in the Funds, in each case as described in each Fund’s then current prospectus, as supplemented from time to time (the “Prospectus”), and statement of additional information, as supplemented from time to time (the “SAI”), and as may be communicated in writing to the Service Provider by the Company from time to time. Service Provider shall maintain one account per Customer or, in the case of a Plan, one omnibus account per Fund (an “Account”) unless the parties otherwise agree to maintain one account per Participant per Fund. Service Provider shall provide to the Company five Business Days’ (as defined below) prior notice that Service Provider intends to open any additional Account(s). Service Provider agrees that should it fail to provide timely notice to the Company with respect to a new Account, such Account shall not be deemed to exist for purposes of computing payments to Service Provider under this Agreement until five Business Days after Service Provider provides notice of such additional account. The Funds’ shares shall be purchased and redeemed by the Customers on a net basis in such quantity and at such time as determined by Service Provider to correspond with investment instructions received by Service Provider from the Customers. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds. Unless at the time of transmitting an order Service Provider advises the Company and the transfer agent for the Funds to the contrary, the Funds may consider an order for shares to be the aggregate order of a Customer and assume that the Customer is not entitled to any reduction in sales price beyond that accorded to the amount of the purchase as determined by the schedule set forth in the Prospectus.

Each Fund may be offered in more than one class of shares in accordance with such Fund’s Prospectus and SAI. Purchases of any class of shares of any of the Funds are subject to the Company’s compliance standards and compliance with Applicable Law. Service Provider acknowledges that (a) certain classes of investors including those that are affiliated with the Company and with Service Provider (and their families) may have special purchase rights, (b) certain classes of shares of the Funds may be available only in connection with purchases for or by specific types of Plans, or may be available only to groups of purchasers, or to retirement plans purchasing on behalf of a group of retirement plan participants that meet the requirements of each of the Funds as to the size of such groups, the number of retirement plan participants, and/or the minimum investment requirements, in each case as set forth in the Fund’s Prospectus and SAI, and (c) additional Funds and classes of shares of one or more of the Funds may be added to this Agreement from time to time.

2.             Administrative Services.  Service Provider agrees to provide all administrative services for the Customers, including but not limited to, those specified in Attachment B (the “Administrative Services”). The Company shall not be required to provide Administrative Services for the benefit of the Customers. Service Provider representatives shall not make any statements that indicate otherwise to the Customers. Service Provider agrees that it will maintain and preserve all records in a form acceptable to the Company as required by Applicable Law or its agreements with the Customers to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the provision of the Administrative Services. Service Provider will permit the Company or its representative to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

3.             Processing and Timing of Transactions.

(a)           The Company hereby appoints Service Provider as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares from the Customers.

(b)           On each day the New York Stock Exchange (“NYSE”) is open for business (each, a “Business Day”), the Company will provide to Service Provider, for each Fund, the confirmed net asset value information, dividend and capital gain information, and in the case of fixed income funds, the daily accrual for interest rate factor determined at the close of trading of the NYSE. The Company shall use its reasonable best efforts to provide such information to Service Provider by means of facsimile or electronic transmission by 6:30 p.m. eastern time on each Business Day for each Fund.

(c)           Service Provider shall communicate to the Company by 9:00 a.m. eastern time on each Business Day, through means of electronic transmission or facsimile, as agreed by the parties from time to time, a report of all trading activity that occurred in each Account with respect to each Fund as of the transaction cut-off time described in the Fund’s Prospectus on the prior Business Day (the “Cut-Off Time”). The report shall aggregate and calculate all purchase, redemption and exchange orders for shares of a Fund that it has received from Customers prior to the Cut-Off Time and shall not include any purchase, redemption or exchange orders for shares of a Fund that it has received from Customers after the Cut-Off Time. If, for any reason, Service Provider is unable to timely transmit such report to the Company, Service Provider shall immediately notify the Company to obtain an alternate method of transmission. The day on which an order is executed by the Company pursuant to the provisions set forth above is referred herein as the “Effective Trade Date”.

(d)           Upon the timely receipt from Service Provider of the report described in paragraph (c) above, the Company will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as at the close of trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the Business Day next following the Effective Trade Date. Payments for net purchase and net redemption orders shall be made by wire transfer by the Customer (for net purchases) or by the Funds (for net redemptions) to the Account designated by the appropriate receiving party on the Business Day next following the Effective Trade Date.

(e)           Service Provider agrees that it intends to clear trades through, and make use of, NSCC/FundServ (the “Service”). In doing so, Service Provider agrees that it will execute, or has previously executed, a separate Networking Agreement with the Company or its designee before Service Provider can effectuate trades through the Service. All information regarding the clearance of Fund purchase, redemption and exchange orders by Customers shall be passed through this Service and to the extent that there are transaction deadlines under this Agreement, the Service’s deadlines shall control, subject at all times to the transaction deadlines described in each Fund’s Prospectus.

(f)            Service Provider agrees to take such steps as may be necessary to ensure that each Customer’s transactions in any Fund comply with such Fund’s requirements regarding the purchase and sale of each class of its shares, including, without limitation, minimum initial investment amounts, exchanges and any other terms and conditions as set forth in the Fund’s Prospectus and SAI or as may be communicated in writing to the Service Provider by the Company from time to time.

(g)           In the event that adjustments are required to correct any error in the computation of the net asset value of any Fund’s shares, the Fund shall notify Service Provider as soon as practicable after discovering the need for those adjustments which may result in a reimbursement to an Account.

(i)            If an Account received amounts from any Fund in excess of the amounts to which it otherwise would have been entitled prior to the adjustment of an error, Service Provider will use its best efforts to collect such excess amounts from the applicable shareholders and to remit such amounts to the Fund.

(ii)           If an Account received amounts from any Fund less than which it would have been otherwise entitled prior to the adjustment of an error, the Company, shall use its best efforts to make all necessary adjustments to the number of shares owned in the Account and/or to distribute to the Service Provider the amount of underpayment for credit to the Participants’ accounts. Service Provider agrees that it will use the least costly method to correct pricing errors.

4.             Prospectus and Proxy Materials.

(a)           The Company shall provide to Customers copies of all Fund proxy materials, periodic fund reports and other materials as may be required by Applicable Law. In addition, the Company shall provide Service Provider with a sufficient quantity of Prospectuses of the Funds to be used in conjunction with the transactions and services contemplated by this Agreement, together with such additional copies of the Funds’ Prospectuses as may be reasonably requested by the Service Provider. If a Plan provides for pass-through voting by its Participants, or if Service Provider determines that pass-through voting is required by Applicable Law, the Company will provide Service Provider with a sufficient quantity of proxy materials for each Participant based on the request of Service Provider.

(b)           The cost of preparing, printing and shipping of the Prospectuses, proxy materials, periodic fund reports and other materials of the Funds to Service Provider shall be paid by the Company or its agent.

(c)           The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Funds to the Customers and/or Participants shall be paid by the Service Provider or with respect to a Plan, either by the Service Provider, the Plan, or the Plan sponsor, as determined by Service Provider’s agreement with the Plan, and the Service Provider shall be reimbursed for such costs by the Company

(d)           Without obtaining prior approval from Company, Service Provider will not distribute or make available to Customers or Participants any offering documents or sales materials concerning Fund shares, other than printed or electronic information provided by Company. Service Provider will use its best efforts to ensure that any information provided by the Company that is marked confidential, or otherwise indicates that it is intended for internal use only, is not distributed or made available to Customers, Participants or any other third parties.

5.             Compensation and Expenses.

(a)           Except with regard to the load waived Funds listed on Attachment A, in consideration of the Administrative Services and performance of all other obligations under the Agreement by Service Provider, the Company will pay Service Provider a fee (the “Administrative Services Fee”), calculated and payable quarterly, equal to the applicable per annum basis point amount per Fund specified in Attachment A hereto of the average aggregate amount invested in Accounts of Customers under the terms of this Agreement. Such fee shall be paid by Company to Service Provider within forty-five (45) days of the end of the quarter in which such fees accrue. Notwithstanding the foregoing, there shall be excluded from the computation of the Administrative Services Fee the value of (i) shares as to which Customers paid Service Provider a transaction fee upon such Customers’ purchase of the shares, (ii) shares first placed in Customers’ accounts after termination of this Agreement, and (iii) shares held by an ERISA plan or individual retirement account for which Service Provide serves as an investment “fiduciary” within the meaning of ERISA.

(b)           The parties agree that the payments by the Company to Service Provider are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

(c)           For the purposes of computing the payment to Service Provider contemplated by Subsection (a) above, the average aggregate amount invested in Customers’ Accounts in the Funds over a quarterly period shall be computed by totaling Customers’ aggregate investments (share net asset value multiplied by total number of shares of the Funds held by Customers) on each Business Day during the calendar quarter and dividing by the total number of Business Days during such calendar quarter.

(d)           With respect to the load waived Funds listed on Attachment A, MDI agrees to pay Service Provider an annual fee as disclosed on Attachment A in accordance with each such Fund’s Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act.

(e)           For Services Providers not paid directly through NSCC, the Company will calculate the amount of the payment to be made pursuant to this Section 5 at the end of each calendar quarter and will use its best efforts to make such payment to Service Provider within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by the Company and/or MDI for the relevant month and such other supporting data as may be reasonably requested by Service Provider. Where payment is due hereunder, we agree to send payment to your address as it appears on our records. You must promptly notify us of address changes. Any such payments that remain outstanding for 12 months because we do not have a current address shall be void and the obligation represented thereby shall be extinguished.

(f)            Service Provider acknowledges and agrees that its compensation for any quarter is subject to a $25 de minimis threshold such that, notwithstanding anything to the contrary herein, if the sum of the amounts due with respect to all Service Provider’s Accounts for a quarter is $25 or less, then the Company and MDI shall have no obligation to pay the Service Provider such amounts.

(g)           Service Provider shall promptly review each statement and any supporting data provided pursuant to subsection (e) above and if Service Provider believes a statement contains an error, it shall provide notice of objection to the Company within 90 days of the end of the quarter to which the statement applies or 60 days following receipt of the statement, whichever is later. Service Provider acknowledges and agrees that, with respect to any statement, if Service Provider fails to give notice that it believes the statement contains an error within the period specified in the preceding sentence, then Service Provider has agreed that the calculation of amounts to be paid to Service Provider by the Company as set forth in the statement is correct in all respects in accordance with the terms of this Agreement.

6.             Representations.

(a)           Service Provider represents that (i) it has the full power and authority to enter into and perform this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Service Provider and is a valid and binding obligation of Service Provider enforceable in accordance with its terms, and (iii) the execution and delivery of this Agreement and the performance of the obligations hereunder will not violate, or constitute a breach of, or default under, any agreement or instrument by which Service Provider is bound or of any order, rule, law or regulation binding on it.

(b)           Service Provider represents that (i) it is registered as a broker-dealer under the 1934 Act or is exempt from registration as a broker-dealer under the 1934 Act, (ii) if registered as a broker-dealer under the 1934 Act, it is a member in good standing of FINRA, and (iii) it is qualified as a broker-dealer in all states or other jurisdictions where it will effect sales of shares of the Funds or is exempt from registration as a broker-dealer in all states or other jurisdictions in which it intends to sell Fund shares.

(c)           Service Provider represents and warrants that it has implemented and will maintain on an ongoing basis anti-money laundering policies and procedures that comply with Applicable Law and will cooperate with anti-money laundering efforts by the Company and the Funds with respect to the sale of shares of the Funds pursuant to this Agreement. Service Provider agrees to forward promptly to the Company’s attention the results of any governmental or internal audit of its anti-money laundering program, as required by the USA Patriot Act.

(d)           The Company and MDI each represents that (i) it has full power and authority to enter into and perform this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and is a valid and binding obligation enforceable in accordance with its terms. The Company and MDI each also hereby represents that it will promptly notify Service Provider in the event that it is for any reason unable to perform any of its obligations under this Agreement, and (iii) the execution and delivery of this Agreement and the performance of the obligations hereunder will not violate, or constitute a breach of, or default under, any agreement or instrument by which it is bound or of any order, rule, law or regulation binding on it.

7.             Additional Covenants and Agreements.

(a)           In all activities related to this Agreement, Service Provider shall comply with (i) all applicable federal and state securities laws and any rules, regulations, judgments, orders, decrees or stipulations thereunder to which the offer of the shares of the Funds may be subject, including but not limited to, as applicable, the Securities Act of 1933, as amended, the 1934 Act, the 1940 Act and the Advisers Act, (ii) all insurance and tax laws, (iii) state broker-dealer registration requirements and related laws, rules and regulations of the jurisdictions in which Service Provider offers and sells, directly or indirectly, any shares of the Funds, (iv) the Conduct Rules of FINRA, and (v) the Employee Retirement Income Security Act of 1974, as amended, applicable to the activities of Service Provider contemplated by this Agreement (collectively, “Applicable Law”).

(b)           Service Provider agrees that all purchases, exchanges and redemptions of Fund shares contemplated by this Agreement shall be effected in accordance with the terms and conditions set forth in each Fund’s Prospectus and SAI. Service Provider also hereby represents that it will immediately promptly notify the Company in the event that Service Provider is for any reason unable to perform any of its obligations under this Agreement.

(c)           Service Provider shall not, without the written consent of the Company, make any representations or statements concerning the shares of the Funds except those contained in the Prospectus and SAI of each Fund and in current printed sales literature approved by the Company or the Funds.

(d)           The Company shall comply with all laws, rules and regulations applicable to it as a result of the transactions contemplated by this Agreement.

8.             Use of Names. Except as otherwise expressly provided for in this.  Agreement, neither the Company nor the Funds shall use any trademark, trade name, service mark or logo of Service Provider, or any variation of any such trademark, trade name, service mark or logo, without Service Provider’s prior written consent, which consent shall not be unreasonably withheld. Except as otherwise expressly provided for in this Agreement, Service Provider shall not use any trademark, trade name, service mark or logo of the Funds or the Company, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Service Provider shall be able to use the name of the Company for the purposes of identifying the Company and its funds as investment options available to customers of Service Provider without the prior approval of Company.

9.             Proxy Voting. If Service Provider or its nominee is the shareholder of record for any Customer, Service Provider shall vote (or shall cause its nominee to vote) shares as directed by the Customer and in the case of a Plan, by the Plan investment fiduciary or if required by Plan documents, as directed by Participants. Service Provider shall use best efforts to· vote all shares owned on behalf of such Customer or Plan. If the Customer or Participants of a Plan, and not the Service Provider or Plan Trustee, are the shareholders of record, Service Provider or Plan Trustee shall pass through voting rights to the Customers or Participants and such Customers or Participants shall vote their own shares, absent a written Agreement between such Customers or Participants and the Service Provider or nominee. The Company shall not oppose. or interfere with the solicitation of proxies from the beneficial owners of the Funds’ shares held by or though a Customer or Plan.

10.          Indemnity.

Except to matters excluded from liability pursuant to this Paragraph 10, the Company and .Service Provider (each, an “Indemnitor”) shall indemnify and hold harmless the other and its. respective officers, directors, partners, employees, trustees, shareholders and agents (“Indemnitees”), against any claims or liabilities suffered by all or any such Indemnitees to the extent arising out of any material breach of this Agreement or any of the representations, warranties or covenants contained in this Agreement by the Indemnitor or any act or commission or omission or the negligence or willful misconduct of the Indemnitor relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other out-of-pocket expenses of defending such claim or liability.

(a)           Notwithstanding anything contained herein to the contrary, the Company agrees that it is solely responsible with respect to any liability (excluding consequential damages) to which Service Provider shall be subjected with respect to the performance of its duties hereunder by reason of (i) Service Provider’s compliance with any written direction given in accordance with this Agreement by the Company, (ii) Service Provider’s reliance on any written information provided for use by Service Provider pursuant to this Agreement by the Company, or (iii) Service Provider’s failure to act resulting from the failure of the Company to provide necessary information or directions on a timely basis as requested by Service Provider.

(b)           Service Provider agrees that it is solely responsible with respect to any liability or claim of liability (excluding consequential damages) to which the Company shall be subjected as a result of Service Provider’s action or failure to act in the performance of its duties· hereunder.’

11.          Provision of Information.

(a)           Service Provider hereby agrees to provide, from time to time, all information reasonably requested by the Company, any Fund or MDI or any agent thereof relating to (i) Service Provider’s compliance with the terms of this Agreement and all Applicable Law and (ii) underlying Customer accounts, for the purpose of fulfilling the Company’s, MDI’s or a Fund’s obligations under Applicable Law and complying with their respective policies and procedures, including but not limited to matters related to anti-money laundering measures, order submission and customer trading activity. In addition, Service Provider hereby agrees to establish and to have in place at all times appropriate policies, procedures and reporting forms and/or mechanisms and schedules to enable each Fund and MDI to identify the location, type of, and sales to all accounts opened and maintained by Customers or by Service Provider on behalf of Customers.

(b)           Further, Service Provider agrees to provide the shareholder information, and fund instructions to intermediaries regarding Service Providers’ customers’ trading activity as requested by the Fund in compliance with Rule 22c-2 under the 1940 Act, as that rule may be amended from time to time (the “Rule”):

(i)            Definitions.

As used in this Subsection II(b), the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

A.            The term “Fund” includes any of the Funds, Managers Investment Group LLC, investment manager of the Funds, and MDI. The term does not include anyone of the Funds that is a money market fund.

B.            The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by Service Provider.

C.            The term “Shareholder” means (i) the beneficial owner of Shares, whether the Shares are held directly or by Service Provider in nominee name (ii), with respect to record keepers of any qualified employee benefit plan (a “Plan”), the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares or (iii), with respect to insurance companies, the holder of interests in a variable annuity or variable life insurance contract issued by the insurance companies.

D.            The term “written” includes electronic writings and facsimile transmissions.

E.             The term “purchase” does not include the automatic reinvestment of dividends.

(ii)           Agreement to Provide Shareholder Information.

Service Provider agrees to provide to the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of an account with it and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by it during the period covered by the request

A.            Period Covered by Request. Any request must set forth a specific period, which generally will not exceed one-hundred eighty (180) calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

B.            Form and Timing of Response. Service Provider agrees to transmit, in accordance with the Rule, requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If requested by the Fund or its designee, Service Provider agrees to use best efforts to determine promptly, but in any event not later than five (5) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in the introductory paragraph to Subsection 11(b)(ii) above is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly, but in any event not later than five (5) business days after receipt of a request, either (i) provide or arrange to provide to the Fund or its designee the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit further purchases, in nominee name on behalf of other persons, of Shares from such indirect intermediary. In such instance, Service Provider agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to such Fund should be consistent with the NSCC Standardized Data Reporting Format.

C.            Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

(iii)          Agreement to Restrict Trading.

Service Provider agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by, or take such other actions as requested by the Fund for, a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

A.            Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

B.            Timing of Response. Service Provider agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after its receipt of the instructions.

C.            Confirmation by Broker-Dealer. Service Provider must provide written confirmation to the Fund that instructions have been executed. Service Provider agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c) .         Each party agrees that it will comply with Applicable Law relating to consumer privacy (“Privacy Law”) and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, “Client Information”) received from the other party other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; (iii) to its affiliates; or (iv) as necessary to perform this Agreement or to service Customers or Participants, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. Each party shall use its best efforts to (i) cause its employees and agents to be informed of and to agree to be bound by Privacy Law and the provisions of this Agreement and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality’ and integrity of, and to prevent unauthorized access to or use of, Client Information.

12.           Termination; Withdrawal of Offering. Either party may terminate this Agreement upon 90 days’ advance written notice to the other party. The Company reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (a) any regulatory body commences formal proceedings against the Company, any of the Funds or Service Provider, which proceedings the Company believes will have a material adverse impact on the ability of the Company or Service Provider to perform its obligations under this Agreement or (b) in the discretion of the Company, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions.

Notwithstanding the foregoing, this Agreement may be terminated immediately upon (i) a good faith determination by the Company that shares of any Fund are not .being offered to Customers in conformity with the terms of this Agreement, the Prospectus or SAI, or Applicable Law, or (ii) any other breach by a party, which breach is not cured within 30 days after receipt of notice from the other party. Termination of this Agreement shall not affect the obligations of the parties to make transaction payments under Section 3 or provide compensation under Section 5 for orders received by the Company prior to such termination and shall not affect the Funds’ obligation to maintain the Accounts in the name of any Customer or Plan (or any successor trustee or record keeper for such Plan). Following termination, the Company shall not have any Administrative Services payment obligation to Service Provider.

13.           Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

14.           Survival. The provisions of Section 3 (transaction payments), Section 5 (compensation), Section 8 (use of names), Section 10 (indemnity), Section 11 (provision of information) and Section 20 (disputes) of this Agreement shall survive termination of this Agreement.

15.           Amendment. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

16.           Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, electronic· transmission, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To Service Provider:

(   )   -                               (phone number)

(   )   -                               (facsimile number)

Attn:

To the Company or MDI:

Managers Distributors, Inc.

333 West Wacker Drive

Suite 1200

Chicago, IL 60606

Attn: John Streur

With copy to:

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, CT 06854

Attn: David Kurzweil

Any notice, demand or other communication given in a manner prescribed in this Section 15 shall be deemed to have been delivered on receipt.

17.           Successors and Assigns. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment, except that the Company may assign this Agreement to an affiliate upon notice. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

18.           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

19.           Severability. In case anyone or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.           Disputes; Claims. In the event of a dispute or claim arising under the terms of this Agreement, and in the event that such parties are unable to resolve such dispute or claim, such dispute or claim shall be subject to litigation and bound by the laws of the State of Connecticut. However, if both parties agree, such dispute or claim may be settled by arbitration in accordance with the FINRA Code of Arbitration Procedure.

21.           Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

AMERICAN UNITED LIFE INSURACNE COMPANY		MANAGERS INVESTMENT GROUP LLC

By:	/s/ Jerry W. Buruns	By:	/s/ John Streur

Name:	Jerry W. Buruns	Name: John Streur
Title:	Assistant Vice President	Title: Senior Managing Partner

MANAGERS DISTRIBUTORS, INC.

By:	/s/ John Streur
Name: John Streur
Title: President

ATIACHMENT A

	Funds	Applicable Fee
The Managers Funds	Managers AMG Essex Large Cap Growth Fund	35	bps
	Managers Special Equity Fund - Managers Class	35	bps
	Managers Special Equity Fund - I Class	0	bps
	Managers International Equity Fund	35	bps
	Managers Bond Fund	35	bps
	Managers Global Bond Fund	35	bps
	Managers Emerging Markets Equity Fund	35	bps

Managers AMG Funds	Systematic Value Fund - A Shares*	25	bps
	Systematic Value Fund - I Class	0	bps
	Systematic Mid Cap Value Fund - A Shares*	25	bps
	Systematic Mid Cap Value Fund - I Class	0	bps
	Essex Small/Micro Cap Growth Fund - A Shares*	25	bps
	Essex Growth Fund - I Class	0	bps
	Skyline Special Equities Portfolio	25	bps
	GW &K Small Cap Equity Fund - Investor Class**	25	bps
	GW &K Small Cap Equity Fund - Service Class	25	bps
	GW &K Small Cap Equity Fund - Institutional Class	0	bps
	Renaissance Large Cap Growth Fund - Investor Class**	25	bps
	Renaissance Large Cap Growth Fund - Service Class	25	bps
	Renaissance Large Cap Growth Fund - Institutional Class	0	bps
	Managers AMG TSCM Growth Equity Fund - Investor Class**	25	bps
	Managers AMG TSCM Growth Equity Fund - Service Class	25	bps
	Managers AMG TSCM Growth Equity Fund - Institutional Class	0	bps

Managers Trust I	Managers AMG FQ Tax-Managed U.S. Equity Fund - A Shares*	25	bps
	Managers AMG FQ Tax-Managed U.S. Equity Fund - I Class	0	bps
	Managers AMG FQ Global Alternatives Fund - A Shares*	25	bps
	Managers AMG FQ Global Alternatives Fund - Service Class	25	bps
	Managers AMG FQ Global Alternatives Fund - Institutional Class	0	bps
	Managers AMG FQ Global Essentials Fund - Investor Class**	25	bps
	Managers AMG FQ Global Essentials Fund - Service Class	25	bps
	Managers AMG FQ Global Essentials Fund - Institutional Class	0	bps
	Managers AMG FQ U.S. Equity Fund - A Shares*	25	bps
	Managers AMG FQ U.S. Equity Fund - I Class	0	bps
	Managers Micro-Cap Fund	35	bps
	Managers Institutional Micro-Cap Fund	0	bps
	Managers Real Estate Securities Fund	35	bps
	Managers PIMCO Bond Fund	0	bps
	Managers Frontier Small Cap Growth Fund - Investor Class**	25	bps
	Managers Frontier Small Cap Growth Fund - Service Class	25	bps
	Managers Frontier Small Cap Growth Fund - Institutional Class	0	bps

Managers Trust IT	Managers Short Duration Government Fund Managers	35	bps
	Intermediate Duration Government Fund	35	bps
	Managers AMG Chicago Equity Partners Mid-Cap Fund - A Shares*	25	bps

Managers AMG Chicago Equity Partners Mid-Cap Fund - I Class	O	bps
Managers AMG Chicago Equity Partner Balanced Fund - A Shares*	25	bps
Managers AMG Chicago Equity Partner Balanced Fund - I Class	0	bps
Managers High Yield Fund - A Shares*	25	bps
Managers High Yield Fund - I Class	0	bps
Managers Fixed Income Fund - A Shares*	25	bps
Managers Fixed Income Fund - I Class	0	bps

* Load waived. 25 bps 12b-l service fee to be paid by Managers Distributors, Inc.

** No load. 25 bps 12b-l service fee to be paid by Managers Distributors, Inc.

Managers Cadence Funds	Managers Cadence Mid-Cap Fund - Class A^	15	bps
	Managers Cadence Mid-Cap Fund - Class R^^	15	bps
	Managers Cadence Mid-Cap Fund - Institutional Class	0	bps
	Managers Cadence Mid-Cap Fund - Administrative Class	25	bps
	Managers Cadence Focused Growth Fund - Class A^	15	bps
	Managers Cadence Focused Growth Fund - Institutional Class	0	bps
	Managers Cadence Focused Growth Fund - Administrative Class	25	bps
	Managers Cadence Emerging Companies Fund - Institutional Class	0	bps
	Managers Cadence Emerging Companies Fund - Administrative Class	25	bps
	Managers Cadence Capital Appreciation Fund - Class A^	15	bps
	Managers Cadence Capital Appreciation Fund - Class R^^	15	bps
	Managers Cadence Capital Appreciation Fund - Institutional Class	0	bps
	Managers Cadence Capital Appreciation Fund - Administrative Class	25	bps

^ Load waived. 25 bps 12b-l service fee to be paid by Managers Distributors, Inc.

^^ No load. 50 bps 12b-l service fee to be paid by Managers Distributors, Inc.

SCHEDULE A

SHARE CLASSES/RECORDKEEPING FEES

1. SHARE CLASSES

The following share classes are available under the Agreement:

Class A, Class P, Class R3 and Class I shares

Class P Shares are closed to new Plans.

II. FEES

Each Fund agrees to pay Recordkeeping Fees to the Service Provider quarterly for the following Fund share classes at the following annual rates based on either a per Plan participant Account basis or the average daily NA V of the indicated Shares held by the Accounts for which the Service Provider is providing services pursuant to this Agreement.

Fund Share Classes	Recordkeeping Fee Rates

Class A shares	0.15%

Class P shares	0.15%

Class R3 shares	0.15%

Class I shares	0.10%

No Recordkeeping Fees shall be paid under the Agreement with respect to:

(a) Shares held by or on behalf of a Plan prior to the effective date of the Agreement, or with respect to Shares added subsequent to such effective date, the effective date of the relevant amendment to the Agreement;

(b) Shares held after the effective date of a termination of this Agreement;

(c) Shares of a money market fund;

(d) Shares held by a defined benefit plan; and

(e) Shares for which the Fund is obligated to pay fees to another entity for the same or similar services as those provided by the Service Provider under this Agreement.

All invoices furnished by the Service Provider to a Fund shall reference all applicable Account numbers, names of Plans, and the name or other identifier of any investment professional associated with the Plans and shall be accompanied by such other supporting data as may be reasonably requested by the Funds. The Funds will not be obligated to make payment for any Recordkeeping Fees submitted to the Funds more than thirty (30) days after the close of the relevant billing period. Any invoicing errors must be brought to the attention of the Funds within ninety (90) days after the date such invoice is provided.